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                                                                    EXHIBIT 99.1


                          CONSENT OF UBS SECURITIES LLC


The Audit and Conflicts Committee of the Board of Directors
GulfTerra Energy Company, L.L.C.
General Partner of GulfTerra Energy Partners, L.P.
GulfTerra Energy Partners, L.P.
Four Greenway Plaza
Houston, Texas 77046

Dear Members of the Committee:


         We hereby consent to the inclusion of our opinion letter to you dated December 14, 2003, as Annex C to, and to the reference thereto under the caption "SUMMARY--Opinions of Financial Advisors--Opinion of Financial Advisor to GulfTerra and the Audit and Conflicts Committee," "THE MERGER--Background of the Merger," "THE MERGER--Recommendation of the Board of Directors of GulfTerra's General Partner and Reasons for the Merger--Reasons for the Merger" and "THE MERGER--Opinions of Financial Advisors--Opinion of UBS Securities LLC-Financial Advisor to GulfTerra and the Audit and Conflicts Committee of the Board of Directors of GulfTerra's General Partner" in, the Proxy Statement/Prospectus of Enterprise Products Partners L.P. ("Enterprise") and GulfTerra Energy Partners, L.P. ("GulfTerra") relating to the proposed merger involving Enterprise and GulfTerra, which Proxy Statement/Prospectus is part of Amendment No. 1 to the Registration Statement on Form S-4 of Enterprise. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                             /s/ UBS SECURITIES LLC
                                             -----------------------------------
                                             UBS SECURITIES LLC


New York, New York
June 18, 2004